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                                                                   EXHIBIT 10.28

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                        AGREEMENT FOR PURCHASE AND SALE

                                by and between

                             NUEVO ENERGY COMPANY

                                   as Seller

                                      and

                     SAMSON LONE STAR LIMITED PARTNERSHIP

                                   as Buyer



                               October 16, 1998


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                                 TABLE OF CONTENTS

                                                                            Page
1. Sale and Purchase of the Properties.......................................  1
   1.1.    The Properties....................................................  1
   1.2.    Excluded Assets...................................................  3

2. Purchase Price............................................................  5
   2.1.    Basic Amount......................................................  5
   2.2.    Adjustments to Purchase Price.....................................  5
   2.3.    Deposit...........................................................  6
   2.4.    Closing Statement.................................................  7

3. Representations and Warranties of Seller..................................  7
    3.1.   Organization......................................................  7
    3.2.   Authority and Authorization.......................................  7
    3.3.   Enforceability....................................................  7
    3.4.   Conflicts.........................................................  7
    3.5.   Contracts.........................................................  8
    3.6.   Litigation and Claims.............................................  8
    3.7.   Approvals and Preferential Rights.................................  8
    3.8.   Compliance with Law and Permits...................................  9
    3.9.   Environmental Compliance..........................................  9
   3.10.   Status of Contracts............................................... 10
   3.11.   Production Burdens, Taxes, Expenses and Revenues.................. 10
   3.12.   Current Commitments............................................... 10
   3.13.   Reserve Report.................................................... 10

4. Representations and Warranties of Buyer................................... 10
   4.1.    Organization...................................................... 10
   4.2.    Authorization and Authority....................................... 11
   4.3.    Enforceability.................................................... 11
   4.4.    Conflicts......................................................... 11
   4.5.    Qualified Purchaser............................................... 11
   4.6.    Available Funds................................................... 12

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5. Covenants of Seller Pending Closing....................................... 12
   5.1.    Conduct of Business Pending Closing............................... 12
   5.2.    Access............................................................ 12

6. Covenants of Buyer Pending Closing........................................ 13
   6.1.    Notifications..................................................... 13

7. Conditions Precedent to the Obligations of Buyer.......................... 13
   7.1.    Representations and Warranties.................................... 13
   7.2.    Compliance........................................................ 13
   7.3.    Consents.......................................................... 13
   7.4.    No Pending Suits.................................................. 13
   7.5.    Purchase Price Adjustments........................................ 14

8. Conditions Precedent to the Obligations of Seller......................... 14
   8.1.    Representations and Warranties.................................... 14
   8.2.    Compliance........................................................ 14
   8.3.    Consents.......................................................... 14
   8.4.    No Pending Suits.................................................. 14
   8.5.    Purchase Price Adjustments........................................ 14

9. Closing................................................................... 15
   9.1.    The Closing....................................................... 15
   9.2.    Documents to be Delivered at Closing.............................. 15
   9.3.    Possession........................................................ 16
   9.4.    Payment of Purchase Price......................................... 16

10.Termination............................................................... 16
   10.1.   Events of Termination............................................. 16
   10.2.   Effect of Termination............................................. 17

11.Taxes, Prorations, Suspense Funds  and Assumption of Obligations.......... 18
   11.1.   Tax Prorations.................................................... 18
   11.2.   Assumption of Obligations......................................... 18
   11.3.   Suspended Funds................................................... 19

12.Final Accounting.......................................................... 19
   12.1.   Settlement Statement.............................................. 19
   12.2.   Arbitration of Final Settlement................................... 19
   12.3.   Payment........................................................... 20

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13.Survival and Indemnification.............................................. 20
   13.1.   Survival.......................................................... 20
   13.2.   Liabilities....................................................... 20
   13.3.   Indemnification by Seller......................................... 20
   13.4.   Indemnification by Buyer.......................................... 21
   13.5.   Liability Limitations............................................. 21
   13.6.   Waiver of Representations......................................... 24
   13.7.   Year 2000 Compliance.............................................. 26

14.Further Assurances........................................................ 26
   14.1.   General........................................................... 26
   14.2.   Filings, Notices and Certain Governmental Approvals............... 26
   14.3.   Logos and Names................................................... 26

15.        Access by Seller after Closing.................................... 26

16.        Notices........................................................... 27

17.        Assignment........................................................ 28

18.        Governing Law..................................................... 28

19.        Expenses and Fees................................................. 28

20.        Integration....................................................... 28

21.        Waiver or Modification............................................ 28

22.        Headings.......................................................... 29

23.        Invalid Provisions................................................ 29

24.        Waiver of Jury Trial.............................................. 29

25.        Multiple Counterparts............................................. 29

26.        Public Announcements.............................................. 29

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27.Arbitration............................................................... 30
   27.1.   Binding Arbitration............................................... 30
   27.2.   Governing Rules................................................... 30
   27.3.   Arbitrators....................................................... 30
   27.4.   Conduct of Arbitration............................................ 30
   27.5.   Costs of Arbitration.............................................. 30


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                                 TABLE OF DEFINED TERMS


Term                                                          Section
----                                                          -------
AAA............................................................ 26.2
Adjusted Purchase Price........................................ 2.1
Agreement...................................................... Page 1
Allocated Value................................................ Annex I
Advisor........................................................ 1.2
Business Day................................................... 16
Buyer.......................................................... Page 1
Buyer Indemnified Parties...................................... 13.3
Closing........................................................ 9.1
Closing Date................................................... 9.1
Closing Period................................................. 2.2.1
Closing Statement.............................................. 2.4
Confidentiality Agreement...................................... 20
Contracts...................................................... 1.1.7
Cure Period.................................................... Annex I
Data........................................................... 1.1.6
Deposit........................................................ 2.3
Dispute........................................................ 26.1
Effective Date................................................. 1
Equipment...................................................... 1.1.5
Equitable Limitations.......................................... 3.3
Excluded Assets................................................ 1.2
Final Settlement Statement..................................... 12.1
Liabilities.................................................... 13.2
Liens.......................................................... Annex I
Marketable Title............................................... Annex I
Net Revenue Interest........................................... Annex I
Notice Date.................................................... Annex I
Oil and Gas Properties......................................... 1.1.1
Permitted Encumbrances......................................... Annex I

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Permits........................................................ 1.1.8
Properties..................................................... 1
Purchase Price................................................. 2.1
Report......................................................... 3.13
Reserves....................................................... 3.13
Seller......................................................... Page 1
Seller Indemnified Parties..................................... 13.4
Substances..................................................... 1.1.3
Surface Contracts.............................................. 1.1.4
Suspended Funds................................................ 11.3
Title Defect................................................... Annex I
Title Defect Amount............................................ Annex I
Wells.......................................................... 1.1.2
Working Interest............................................... Annex I

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                        AGREEMENT FOR PURCHASE AND SALE


     This Agreement for Purchase and Sale ("Agreement") is made and entered into on this the 16th day of October, 1998, by and between Nuevo Energy Company ("Seller"), and Samson Lone Star Limited Partnership ("Buyer").

1. SALE AND PURCHASE OF THE PROPERTIES. Subject to the terms and conditions and for the consideration herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at Closing, but effective as of 7:00 a.m. at the location of each of the Oil and Gas Properties on July 1, 1998 (the "Effective Date"), all of the interest of Seller in and to the following properties, other than the Excluded Assets ("Properties"):

     1.1.  THE PROPERTIES.

          1.1.1. OIL AND GAS PROPERTIES. All properties described on the Exhibit whether the interest of Seller in such properties is fee interests; leasehold interests; working interests; farmout rights; royalty interests, overriding royalty interests, production payments or other non-working or carried interests; or other mineral rights, and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized,
communitized or consolidated with such properties   (the "Oil and Gas
Properties").

          1.1.2. WELLS. All oil, condensate or natural gas wells located on the Oil and Gas Properties, whether producing, operating, shut-in or temporarily abandoned (the "Wells").

          1.1.3. SEVERED SUBSTANCES. All severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description either produced and sold from the Oil and Gas Properties on or after the Effective Date or in pipelines on the Effective Date (the "Substances").

          1.1.4. SURFACE CONTRACTS. All right-of-way agreements or other agreements relating to the use or ownership of surface properties that are used or held for use in connection with the production of Substances from the Oil and Gas Properties (the "Surface Contracts").
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          1.1.5.  EQUIPMENT.  All processing plants, pipelines and other equipment, fixtures and physical facilities of every type and description located on the Oil and Gas Properties or the Surface Contracts (the "Equipment").

          1.1.6. INFORMATION AND DATA. All (a) title opinions, lease and land files, filings with and reports to regulatory agencies, gas and sales contract files, division order files and other books, files and records (including but not limited to relevant accounting records, gas balancing records and suspense account records) to the extent that they are directly related to Oil and Gas Properties and the transfer thereof is not prohibited by existing contractual obligations and (b) all geophysical, geological, engineering, exploration, production, environmental and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in electronically reproducible form, that are owned by Seller or may be assigned by Seller without any payment by Seller to any other person and are directly related to the Oil and Gas Properties (the "Data").

          1.1.7. CONTRACTS. All contracts and arrangements that directly relate to the Properties and the production, storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of Substances therefrom and any and all amendments, ratifications or extensions of the foregoing, to the extent that any of the foregoing relate to periods on or after the Effective Date (the "Contracts"), and all rights to make claims and receive proceeds under any insurance policy held by or on behalf of Seller in connection with the Properties for any claim that arises from the Effective Date through the Closing Date in connection with the Properties.

          1.1.8. PERMITS. All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Properties or the ownership or operation of any thereof (the "Permits").

          1.1.9. IMBALANCES. All rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from Oil and Gas Properties existing on the Effective Date.

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     1.2.  EXCLUDED ASSETS.  As used herein, "Excluded Assets" means the following:

          (a) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Texas Uniform Commercial Code) attributable to the Properties with respect to any period of time prior to the Effective Date;

          (b) all claims and causes of action of Seller (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets;

          (c) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date;

          (d) all Substances produced and sold from the Oil and Gas Properties with respect to all periods prior to the Effective Date, together with all proceeds from or of such Substances;

          (e) claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

          (f) all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date;

          (g) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Properties for any period prior to the Effective Date, or (ii) any Excluded Assets;

          (h) all personal computers and associated peripherals and all radio and telephone equipment;

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          (i)  all of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

          (j) all of Seller's interpretations of geological and geophysical data;

          (k) all documents and instruments of Seller that may be protected by an attorney-client privilege;

          (l) data that cannot be disclosed or assigned to Buyer as a result of confidentiality arrangements under agreements with persons unaffiliated with Seller;

          (m) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets;

          (n) all (i) agreements and correspondence between Seller and NationsBanc Montgomery Securities LLC (the "Advisor") relating to the transactions contemplated in this Agreement, (ii) lists of prospective purchasers for such transactions compiled by either Seller or the Advisor, (iii) bids submitted by other prospective purchasers of the Properties, (iv) analyses by Seller or the Advisor of any bids submitted by any prospective purchaser, (v) correspondence between or among Seller or Advisor, or either of their respective representatives, and any prospective purchaser other than Buyer, (vi) correspondence between Seller or Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of the Advisor or the transactions contemplated in this Agreement and (vii) the Confidential Offering Memorandum dated July, 1998, prepared by the Advisor and circulated to prospective purchasers; and

          (o) the Escrow Agreement dated July 31, 1996, between Seller and Kerr-McGee Corporation and the Agreement for Purchase and Sale dated July 26, 1996 between Seller and Kerr-McGee Corporation.

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2.   PURCHASE PRICE.

     2.1. BASIC AMOUNT. The purchase price for the Properties, subject to adjustment as provided in Section 2.2, shall be $190,600,000 (the "Purchase Price"). The Purchase Price as adjusted pursuant to Section 2.2 is referred to in this Agreement as the "Adjusted Purchase Price."

     2.2. ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall be adjusted as provided in this Section 2.2.

          2.2.1. The Purchase Price shall be increased by the following amounts (without duplication):

          (a) An amount equal to the costs and expenses that are (i) attributable to the Properties for the period from the Effective Date to the Closing Date (the "Closing Period"), whether paid before or after the Effective Date, and (ii) paid by Seller, including, without limitation, bond and insurance premiums paid by or on behalf of Seller attributable to coverage during the Closing Period.

          (b) If Seller is the operator under a joint operating agreement covering any of the Oil and Gas Properties, an amount equal to the costs and expenses paid by Seller on behalf of the other joint interest owners that is attributable to periods after the Effective Date excluding any such costs and expenses for which the Seller has invoiced the other joint interest owners.

          (c) An amount equal to the value (determined using $1.20/mcfe) of the under position with respect to any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from Oil and Gas Properties as of the Effective Date under any agreement to the extent the volume of such under position is greater than the amount set forth on the Exhibit, or an amount equal to the value of the over position with respect to any such imbalance as of the Effective Date under any such agreement to the extent that the volume of the over position with respect to any such imbalance is less than the volume set forth on the Exhibit.

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          2.2.2.  The Purchase Price shall be decreased by the following amounts
(without duplication):

          (a) An amount equal to the proceeds received by Seller for the sale during the Closing Period of Substances, net of all applicable taxes not reimbursed to Seller by a purchaser of Substances.

          (b) An amount equal to all proceeds received by Seller from whatever source derived that relate to the Properties and are attributable to periods on or after the Effective Date, other than operator's overhead reimbursements received by Seller or Torch Operating Company ("Torch") under joint operating agreements in which Seller or Torch is designated as the operator.

          (c) The amount of all adjustments determined in accordance with Annex I for title adjustments for the Oil and Gas Properties to the extent that the aggregate of all Title Defect Amounts exceeds $1,000,000.

          (d) The amount of all taxes prorated to Buyer in accordance with
     Section 11.1.

          (e) An amount equal to the value (determined using $1.20/mcfe) of the over position with respect to any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from Oil and Gas Properties as of the Effective Date under any agreement to the extent the volume of such over position is greater than the amount set forth on the Exhibit, or an amount equal to the value of the under position with respect to any such imbalance as of the Effective Date under any such agreement to the extent that the volume of the under position with respect to any such imbalance is less than the volume set forth on the Exhibit.

          (f) An amount equal to the aggregate net cash settlement amounts under the two gas price swaps with Bankers Trust, each covering 5 mmbtu per day with a price of $2.125 per mbtu and $2.210 per mmbtu, respectively, to the extent they relate to the Closing Period.

     2.3. DEPOSIT. On or before 12:00 noon Houston time on October 19,1998, Buyer shall deposit with Seller an amount equal to five percent of the Purchase Price (the "Deposit"). The Deposit shall be applied to the Adjusted Purchase Price to be paid at Closing or may be returned to Buyer or retained by Seller in accordance with the terms of this Agreement.

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     2.4.  CLOSING STATEMENT.  Seller shall deliver to Buyer not less than two
Business Days before the Closing Date a statement (the "Closing Statement") setting forth the adjustments to the Purchase Price provided in Section 2.2 and using Title Defect Amounts that have been agreed by Seller and Buyer prior to such date or determined by arbitration prior to such date. The Closing Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

     3.1. ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is qualified to do business in and is in good standing under the laws of each state in which the Properties are located.

     3.2. AUTHORITY AND AUTHORIZATION. Seller has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller have been, and the performance by Seller of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of Seller.

     3.3. ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization or moratorium statutes, or other similar laws affecting the rights of creditors generally or equitable principles (collectively, "Equitable Limitations"). At the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

     3.4. CONFLICTS. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Seller's governing documents,
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or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Seller, or (c) result in the creation of any lien, charge or encumbrance on any of the Properties.

     3.5. CONTRACTS. The Exhibit sets forth a list of the following contracts, agreements, and commitments to which any of the Properties are bound: (a) any agreement with any affiliate of Seller; (b) any agreement or contract of Seller for the sale, exchange or other disposition of Substances produced from the Oil and Gas Properties that is not cancelable without penalty on not more than 60 days prior written notice; (c) any agreement of Seller to sell, lease, farmout or otherwise dispose of any of its interests in any of the Properties other than conventional rights of reassignment; (d) any tax partnership agreement of Seller affecting any of the Properties; (e) any operating agreement to which Seller's interests in any of the Oil and Gas Properties is subject; (f) any contract that requires Seller to expend more than $50,000 in any year in connection with the Properties; (g) any contract that contains an indemnity with respect to environmental and health and safety matters; (h) any option to purchase or call on the Substances produced from the Oil and Gas Properties; and (i) any lease, title retention agreement, or security interest affecting any of the Equipment. None of the agreements between Seller and Torch relating to the operation of the Properties nor the agreements between Seller and Torch Energy Advisors Incorporated or its affiliates are listed in the Exhibit and none of such agreements will be binding on the Buyer or on the Properties after the Closing.

     3.6.  LITIGATION AND CLAIMS.   Except as is set forth on the Exhibit, (a)
no claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding is pending or, to the best of Seller's knowledge, threatened, with respect to the Properties or the ownership or operation of any thereof, other than proceedings relating to the oil and gas industry generally and as to which Seller is not a named party; and (b) no written notice from any governmental authority or any other person (including employees) has been received by Seller claiming any violation or repudiation of the Oil and Gas Properties or any violation of any law, rule, regulation, ordinance, order, decision or decree of any governmental authority (including, without limitation, any such law, rule, regulation, ordinance, order, decision or decree concerning the conservation of natural resources).

     3.7. APPROVALS AND PREFERENTIAL RIGHTS. The Exhibit contains a complete and accurate list of (a) all approvals and consents required to be obtained by Seller for the assignment or transfer of the Properties (other than the Data) to
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and consents of governmental authorities that are customarily obtained in similar transactions after the consummation of the transaction, and (b) all preferential purchase rights that affect the transactions contemplated by this Agreement.

     3.8. COMPLIANCE WITH LAW AND PERMITS. The Properties have been and currently are operated, and Seller and the Properties are, in compliance with the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to the Properties or the ownership or operation of any thereof, except where noncompliance would not reasonably be expected to have a material adverse effect on the ownership or operation of the Properties. All necessary governmental permits, licenses and other authorizations with regard to the ownership or operation of the Properties have been obtained and maintained in effect, except where the failure to obtain or maintain such permits, licenses and other authorizations would not reasonably be expected to have a material adverse effect on the ownership or operation of the Properties. No violations exist in respect of such permits, licenses or other authorizations, except for violations that would not reasonably be expected to have a material adverse effect on the ownership or operation of the Properties.

     3.9.  ENVIRONMENTAL COMPLIANCE.  Except as is set forth on the Exhibit,
(a) Seller has obtained and maintained in effect all environmental and health and safety permits, licenses, approvals, consents, certificates and other authorizations necessary for the ownership or operation of the Properties ("Environmental Permits"); (b) Seller, the Properties and the ownership and operation thereof are in compliance with all applicable environmental and health and safety laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities ("Environmental Laws") and with all terms and conditions of all Environmental Permits, and all prior instances of non-compliance have been fully and finally resolved to the satisfaction of all governmental authorities with jurisdiction over such matters; (c) Seller has not received any notice of any third party environmental or health and safety claim, demand, filing, investigation, administrative proceeding, action, suit or other legal proceeding ("Environmental Claim") or any violation or non-compliance with any Environmental Law or the terms or conditions of any Environmental Permit, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof; and (d) no pollutant, waste, contaminant, or hazardous, extremely hazardous, or toxic material, substance, chemical or waste identified, defined or regulated as such under any Environmental Law
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stored, transported, processed, treated, disposed of, released, migrated or has escaped on, in, from, under or in connection with the Properties or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of any Environmental Law.

     3.10. STATUS OF CONTRACTS. All of the contracts described in the Exhibit are in full force and effect and Seller is not in breach of, or with the lapse of time or the giving of notice, or both, would be in breach of, any of its obligations thereunder.

     3.11. PRODUCTION BURDENS, TAXES, EXPENSES AND REVENUES. All payments due under or with respect to the Oil and Gas Properties have been properly and timely paid. All ad valorem, property, production, severance and other taxes based on or measured by the ownership of the Properties or the production of Substances therefrom have been properly and timely paid. All expenses payable under the terms of the Contracts have been properly and timely paid except for such expenses as are being currently paid prior to delinquency in the ordinary course of business. All of the proceeds from the sale of Substances are being properly and timely paid to Seller by the purchasers of production without suspension or indemnity other than standard division order indemnities.

     3.12. CURRENT COMMITMENTS. The Exhibit contains a true and complete list as of the date of this Agreement of all authorities for expenditures to drill or rework Wells or for capital expenditures pursuant to any of the Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement.

     3.13. RESERVE REPORT. Seller has delivered to Buyer a copy of the reserve report prepared by Ryder Scott Company dated July 24, 1998 (the "Report") relating to the oil and gas reserves attributable to the Oil and Gas Properties (the "Reserves"). To the knowledge of Seller, the historical factual information supplied by Seller to the independent engineering firm in connection with the preparation of the Report was accurate and complete in all material respects.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as follows:

     4.1. ORGANIZATION. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Texas. The sole general partner of Buyer is Samson Resources Company.

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     4.2.  AUTHORIZATION AND AUTHORITY.  The execution and delivery of this
Agreement have been and the performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of Buyer. Buyer has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

     4.3. ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Buyer, and constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by Equitable Limitations. At the Closing all documents required hereunder to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, except as enforceability may be limited by Equitable Limitations.

     4.4. CONFLICTS. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not, (a) violate or be in conflict with, or require the consent of any person or entity under, any provision of Buyer's Certificate of Incorporation, bylaws or other governing documents, (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under any agreement or instrument to which Buyer is a party or is bound, or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to Buyer.

     4.5. QUALIFIED PURCHASER. Buyer is an experienced and knowledgeable investor and operator in the oil and gas business. Buyer is acquiring the Properties for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. (S) 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

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     4.6. AVAILABLE FUNDS. Buyer has arranged to have available by the Closing
Date sufficient funds to enable the payment to Seller by wire transfer, the Adjusted Purchase Price in accordance with Section 9.4, and to otherwise perform Buyer's obligations under this Agreement.

5.   COVENANTS OF SELLER PENDING CLOSING.

     5.1. CONDUCT OF BUSINESS PENDING CLOSING. Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on the Exhibit, or (c) as otherwise consented to in writing by Buyer, Seller will:

          5.1.1. Not (i) operate or in any manner deal with, incur obligations with respect to, or undertake any transactions relating to, the Properties other than transactions (A) in the normal, usual and customary manner, (B) of a nature and in an amount consistent with prior practice, and (C) in the ordinary and regular course of business of owning and operating the Properties; (ii) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); or (iii) waive, compromise or settle any right or claim that would materially and adversely affect the ownership, operation or value of any of the Properties after the Effective Date.

          5.1.2. Make or give all notifications, filings, consents or approvals, from, to or with all governmental authorities, and take all other actions reasonably requested by Buyer, necessary for, and cooperate with Buyer in obtaining, the issuance, assignment or transfer, as the case may be, by each such authority of such Permits as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated in this Agreement.

          5.1.3. Maintain in effect insurance providing the same type coverage, in the same amounts with the same deductibles as the insurance maintained in effect by Seller or its affiliates on the Effective Date.

     5.2. ACCESS. Seller shall afford to Buyer and its authorized representatives from the date hereof until the Closing Date, during normal business hours, reasonable access to the

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Properties operated by Seller or Torch and to Seller's and Torch's title, contract, and legal materials and operating data and information available as of the date hereof and that becomes available to Seller or Torch at any time prior to the Closing Date, other than any documents that are protected by an attorney-client privilege.

6.   COVENANTS OF BUYER PENDING CLOSING.

     6.1. NOTIFICATIONS. Buyer will notify Seller promptly after the discovery by Buyer of any facts or circumstances that causes or would cause any representation or warranty of Seller contained in this Agreement to be untrue in any material respect on the Closing Date. In addition, Buyer will notify Seller of the discovery by Buyer of any facts or circumstances that causes or would cause any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect on the Closing Date.

7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

     7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties by Seller set forth in this Agreement shall be true and correct in all respects on the date of this Agreement and as of the Closing Date except for (i) inaccuracies therein that would not reasonably be expected to have a negative impact on the value of the Properties, taken as a whole, equal to 10% of the Purchase Price or more, or (ii) changes therein specifically contemplated by this Agreement or that would not reasonably be expected to have a negative impact on the value of the Properties, taken as a whole, equal to 10% of the Purchase Price or more.

     7.2. COMPLIANCE. Seller shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

     7.3. CONSENTS. The consents specified in the Exhibit have been obtained and any preferential rights specified in the Exhibit have been waived or have expired.

     7.4. NO PENDING SUITS. At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

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     7.5. PURCHASE PRICE ADJUSTMENTS. The aggregate of all adjustments to the
Purchase Price pursuant to Annex I and all adjustments asserted by Buyer in good faith pursuant to Annex I that have not been resolved prior to the Closing Date shall not exceed 20% of the Purchase Price.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligations of Seller to be performed at Closing are subject to the fulfillment, before or at Closing, of each of the following conditions:

     8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes therein specifically contemplated by this Agreement.

     8.2. COMPLIANCE. Buyer shall have performed and complied in all material respects with each of the covenants and conditions required by this Agreement of which performance or compliance is required prior to or at the Closing.

     8.3. CONSENTS. The consents specified in the Exhibit have been obtained and any preferential rights specified in the Exhibit have been waived or have expired.

     8.4. NO PENDING SUITS. At the Closing Date, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit the performance of or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.5. PURCHASE PRICE ADJUSTMENTS. The aggregate of all adjustments to the purchase price pursuant to Annex I shall not exceed 20% of the Purchase Price.

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9.   CLOSING.

     9.1. THE CLOSING. The assignment and purchase of the Properties pursuant to this Agreement (the "Closing"), shall be consummated in Houston, Texas, at the offices of Bracewell & Patterson, L.L.P. before 11:00 p.m. on the later of (a) the third Business Day after the day that conditions precedent set forth in Sections 7 and 8 have been satisfied or waived or (b) the later of (i) December 8, 1998 or (ii) if Seller shall provide a written notice to Buyer on or before December 8, 1998 that it has elected to extend the Closing, January 6, 1999 (the "Closing Date").

     9.2. DOCUMENTS TO BE DELIVERED AT CLOSING.

          9.2.1. At the Closing, Seller shall deliver to Buyer the following instruments, dated the Closing Date, properly executed by authorized officers and, where appropriate, acknowledged:

          (a) Counterparts of an Assignment of Leases and Bill of Sale in the form of Annex IV sufficient to convey to Buyer title in and to the Properties;

          (b) Such other instruments as are necessary to effectuate the conveyance of the Properties to Buyer;

          (c) Letters in lieu of division orders addressed to each purchaser of the Substances;

          (d) Evidence of the termination of the interests of Beauregard Corporation in the Properties;

          (e) With respect to any Wells that Seller or Torch is designated as the operator under the applicable joint operating agreement (other than the E.H. Pepper Unit and the Terrell Unit), (i) letters to all working interest owners in which Seller and Torch, as applicable, resign as the operator and recommends Buyer as the successor operator and (ii) any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator that Seller is required to execute by the governmental authority; and respect to any Wells for which Seller owns all of the

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     leasehold interests and either Seller or Torch is designated as the operator with the appropriate governmental authority, any forms promulgated by the appropriate governmental authority and completed by Buyer designating Buyer as the operator that Seller or Torch is required to execute by the governmental authority; and

          (f) A certificate in the form of Annex II.

          9.2.2. At the Closing, Buyer shall deliver to Seller a certificate in the form of Annex III dated the Closing Date and properly executed by an authorized officer.

     9.3. POSSESSION. At the Closing, Seller shall deliver to Buyer possession of the Properties other than the Data. Within five Business Days after Closing, Seller shall deliver to Buyer at Seller's offices all of the Data.

     9.4. PAYMENT OF PURCHASE PRICE. At the Closing, against delivery of the documents and materials described in Section 9.2, Buyer shall pay to Seller the estimated Adjusted Purchase Price, less the amount of the Deposit, by wire transfer of immediately available funds.

10.  TERMINATION.

     10.1. EVENTS OF TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          10.1.1.  By the mutual written consent of Buyer and Seller;

          10.1.2. By Seller (i) if Buyer shall fail to perform in any material respect its covenants contained herein required to be performed by it on or prior to the Closing Date, or (ii) any of Buyer's representations contained herein shall be incorrect in any material respect on the Closing Date, and such failure or misrepresentation is not cured within ten days after Seller shall have notified Buyer of its intent to terminate this Agreement pursuant to this
Section 10.1.2;

          10.1.3. By Buyer if (i) Seller shall fail to perform in any material respect its covenants contained herein required to be performed by it on or prior to the Closing Date, or (ii) any of Seller's representations contained herein shall be incorrect in any material respect

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on the Closing Date, and such failure or misrepresentation is not cured within ten days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this Section 10.1.3; and

          10.1.4. By either Seller or Buyer if for any reason the Closing has not occurred by January 11, 1999.

     10.2.  EFFECT OF TERMINATION.

          10.2.1. If the purchase and sale of the Properties is not consummated as contemplated in this Agreement and either (a) Buyer shall have failed to perform in any material respect its covenants contained herein required to be performed by it on or prior to the Closing Date, or (b) any of its representations contained herein shall be incorrect in any material respect on the Closing Date, and such failure or misrepresentation is not cured within the time period provided in Section 10.1, then Seller may elect to retain the Deposit as liquidated damages or return the Deposit to Buyer and seek such damages as may be appropriate. Buyer acknowledges that the extent of damages to Seller occasioned by any breach or misrepresentation by Buyer would be impossible or extremely difficult to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under the circumstances.

          10.2.2. If the purchase and sale of the Properties is not consummated as contemplated in this Agreement and (a) Buyer shall have performed in all material respects its covenants contained herein required to be performed by it on or prior to the Closing Date and (b) all of its representations contained herein shall be correct in all material respects on the Closing Date, then Seller shall refund to Buyer the Deposit within three Business Days after the date of termination of this Agreement.


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11.  TAXES, PRORATIONS, SUSPENSE FUNDS AND ASSUMPTION OF OBLIGATIONS.

     11.1. TAX PRORATIONS. Real and personal property taxes for the Properties shall be prorated between Buyer and Seller as of the Effective Date. If the actual taxes are not known on the Closing Date, Seller's share of such taxes shall be determined by using (a) the rates and millage for the year prior to the year in which the Closing occurs, with appropriate adjustments for any known and verifiable changes thereto, and (b) the assessed values for the year in which Closing occurs. When Buyer receives the actual tax statements for the Properties from the appropriate taxing authorities, Buyer shall deliver to Seller a copy of such statements, together with the amount, if any, by which Seller's proration exceeds the proration that would have been made had actual tax statements been used to calculate Seller's proration. If the proration for Seller that would have been made using actual tax statements exceeds that made at Closing, Seller shall pay to Buyer such difference within three Business Days of receipt of such statement.

     11.2. ASSUMPTION OF OBLIGATIONS. At Closing, Buyer shall assume (a) the obligation to (i) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines, and the other equipment now or hereafter located on the Oil and Gas Properties and Surface Contracts and (ii) cap and bury all flow lines and other pipelines now or hereafter located on the Oil and Gas Properties and Surface Contracts; (b) all obligations and liabilities arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from Oil and Gas Properties, whether before, on or after the Effective Date; (c) all matters disclosed on the Exhibit pursuant to Sections 3.8 or 3.9; (d) all costs, obligations and liabilities of Seller arising on or after the Effective Date under or relating to (i) the Acquisition Agreement dated as of April 9, 1993 between Seller, Maxwells Energy Company, Inc. and Torchmark Corporation, (ii) the Assignment and Bill of Sale dated effective as of January 1, 1993 (and acknowledged on May 24, 1993 and May 25, 1993), from Nuevo to Torchmark Corporation, (iii) the Conveyance of Production Payment dated effective as of January 1, 1993 (and acknowledged on May 24, 1993 and May 25, 1993), from Torchmark Corporation to Seller and (iv) the Production Payment Offset and Reduction Agreement dated as of April 9, 1993, between Seller and Maxwell's Energy Company, Inc.; and (e) all other costs, obligations and liabilities that arise under the Oil and Gas Properties or Contracts or otherwise relate to the Properties and, in each case, arise from or relate to events occurring or conditions existing on or after the Effective Date or accrue after the Effective Date. All such plugging, replugging, abandonment, removal, disposal, and restoration operations shall be in compliance with applicable laws and regulations and contracts.

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     11.3.  SUSPENDED FUNDS.  As soon as practicable after the Closing, but no later than ninety days thereafter, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Properties which are currently held in suspense by Seller and shall transfer to Buyer all those suspended proceeds (the "Suspended Proceeds"). Thereafter, Buyer shall be responsible for proper distribution of all the Suspended Proceeds to the parties lawfully entitled to them.

12.  FINAL ACCOUNTING.

     12.1. SETTLEMENT STATEMENT. As soon as practical and, in any event, no later than one hundred twenty calendar days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "Final Settlement Statement") setting forth the adjustments to the Purchase Price in accordance with Section
2.2. The Final Settlement Statement shall be prepared in accordance with customary accounting principles used in the oil and gas industry. The Final Settlement Statement shall reflect all amounts shown on the Closing Statement and shall deduct all such amounts from the amounts calculated under the Final Settlement Statement. Within thirty calendar days after Buyer's receipt of the Final Settlement Statement (but not earlier than ninety calendar days after the Closing Date), Buyer and Seller shall endeavor to agree on the final accounting.

     12.2. ARBITRATION OF FINAL SETTLEMENT. If Seller and Buyer cannot agree upon the Final Settlement Statement, the Houston Office of the firm of Arthur Andersen & Co. is designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such decision to be binding on both parties. If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall attempt to, in good faith, designate another acceptable person as the sole arbitrator under this Section. If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the Judge of the United States District Court for the Southern District of Texas senior in term of service to appoint the substitute arbitrator. The arbitration shall be conducted under the Texas General Arbitration Act and the rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms hereof. The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Seller and Buyer.

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     12.3.  PAYMENT.  Within five Business Days after the agreement of Seller and Buyer on the Final Settlement Statement or after the decision of the arbitrator, Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sums as may be found to be due in the Final Settlement Statement.

13.  SURVIVAL AND INDEMNIFICATION.

     13.1. SURVIVAL. The liability of Buyer and Seller under each of their respective representations, warranties and covenants contained in this Agreement shall survive the Closing and execution and delivery of the assignments contemplated hereby.

     13.2. LIABILITIES. The term "Liabilities" shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, damages, penalties, fines or costs and expenses which are asserted, filed or assessed against, paid or incurred by the person seeking indemnification, including any legal or other expenses reasonably incurred in connection therewith.

     13.3. INDEMNIFICATION BY SELLER. After the Closing, Seller shall be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Buyer, all of its affiliates, successors and, permitted assignees, and all of its and their respective stockholders, directors, officers, employees, agents and representatives (collectively, "Buyer Indemnified Parties") from and against any and all Liabilities, arising from, based upon, related to or associated with (a) any act or omission by Seller involving or relating to the Properties occurring or existing before the Effective Date, other than obligations and liabilities assumed by Buyer pursuant to Section 11.2; (b) any act or omission by Seller involving or relating to the Excluded Assets whether occurring before or after the Effective Date; (c) the fees of the Advisor and any brokers' or finders' fees or commissions arising with respect to brokers or finders retained or engaged by Seller and resulting from or relating to the transactions contemplated in this Agreement; (d) the inaccuracy of any representation or warranty of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (e) the breach of, or failure to perform or satisfy, any of the covenants of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (f) any interest or penalties on the Suspended Proceeds to the extent such interest or penalties are attributable to periods prior to the transfer of such Suspended Proceeds to Buyer.

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                                                                    Confidential

     13.4. INDEMNIFICATION BY BUYER. After the Closing, Buyer shall assume, be responsible for, shall pay on a current basis, and shall indemnify, save, hold harmless, discharge and release Seller, its affiliates, its and their successors and permitted assigns, and all of their respective stockholders, directors, officers, employees, agents and representatives (collectively, "Seller Indemnified Parties") from and against any and all Liabilities arising from, based upon, related to or associated with (a) any act, omission, event, condition or circumstance involving or relating to the Properties occurring or existing on or after the Effective Date; (b) liabilities and obligations assumed by Buyer pursuant to Section 11.2; (c) any act, omission, event, condition or circumstance involving or relating to the Properties occurring or existing before the Effective Date that was not properly asserted by Buyer on or prior to the date specified in Section 13.5.1; (d) any brokers' or finders' fees or commissions arising with respect to brokers or finders retained or engaged by Buyer and resulting from or relating to the transactions contemplated in this Agreement; (e) the inaccuracy of any representation or warranty of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (f) the breach of, or failure to perform or satisfy any of the covenants of Buyer set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; and (g) the payment to the proper parties of the principal amount of the Suspended Proceeds and any interest or penalties on the Suspended Proceeds attributable to periods subsequent to the transfer of such Suspended Proceeds to Buyer.

     13.5.  LIABILITY LIMITATIONS.

          13.5.1. After the Closing, any assertion by any Buyer Indemnified Party that Seller is liable (a) for the inaccuracy of any representation or warranty, (b) for the breach of any covenant, (c) for indemnity under the terms of this Agreement or (d) otherwise in connection with the transactions contemplated in this Agreement, must be made by Buyer in writing and must be given to Seller on or prior to the Claims Notice Date. The notice shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion. The "Claims Notice Date" for Liabilities arising from, based upon, related to or associated with the non-payment of royalties, overriding royalties, production payments, carried interests, ad valorem taxes, severance taxes, production taxes or similar burdens or taxes shall be the fourth anniversary of the Closing Date; the "Claims Notice Date" for claims under Section 13.3(f) shall be December 31, 2018; and the "Claims Notice Date" for all other Liabilities shall be December 1, 1999.

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          13.5.2.  None of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification hereunder or to otherwise seek any damages or other remedies for or in connection with (a) the inaccuracy of any representations of Seller contained in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; (b) the breach of, or failure to perform or satisfy any of the covenants of Seller set forth in this Agreement or in any other agreement, instrument, document or certificate executed or delivered in connection with this Agreement; or (c) any liabilities otherwise arising in connection with or with respect to the transactions contemplated in this Agreement unless the individual amount of each such Liability exceeds $10,000 and until the aggregate amount of such Liabilities in excess of $10,000 for such misrepresentations and breaches exceeds $2,000,000, and then only to the extent of such excess. The limitations in this Section shall not apply, however, to the obligations of Seller under Sections 9.4, 10.2, 11.1, 11.3, 12.1, 12.2, 12.3, 13.3(f) and 19.

          13.5.3. The amount of any Liabilities for which any of the Buyer Indemnified Parties or Seller Indemnified Parties is entitled to indemnification or other compensation under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement shall be reduced by any corresponding insurance proceeds realized or that could reasonably be expected to be realized by such party if a claim were properly pursued under the relevant insurance arrangements.

          13.5.4. Seller shall not be required to indemnify any Buyer Indemnified Parties or pay any other amount in connection with or with respect to the transactions contemplated in this Agreement in any amount exceeding in the aggregate $25,000,000.

          13.5.5. None of the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, respectively, for any losses, costs, expenses, or damages arising under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney fees, suffered by such party. Buyer on behalf of each of the Buyer Indemnified Parties and Seller on behalf of each of the Seller Indemnified Parties waives any right to recover punitive, special, exemplary and consequential damages arising in connection with or with respect to the transactions contemplated in this Agreement. This Section shall not limit Seller's right to retain the Deposit as liquidated damages under Section 10.

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                                                                    Confidential

          13.5.6. If the Closing occurs, the sole and exclusive remedy of each of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to the purchase and sale of the Properties, except for Title Defects handled in accordance with the procedures set forth in Annex I, shall be pursuant to the express indemnification provisions of this Section 13. Any and all (a) claims relating to the representations, warranties, covenants and agreements contained in this Agreement, (b) other claims pursuant to or in connection with this Agreement or (c) other claims relating to the Properties and the purchase and sale thereof shall be subject to the provisions set forth in this Section 13. Except for claims made pursuant to the express indemnification provisions of this Section 13, Buyer on behalf of each of the Buyer Indemnified Parties and Seller on behalf of each of the Seller Indemnified Parties shall be deemed to have waived, to the fullest extent permitted under applicable law, any right of contribution against Seller or any of its affiliates and any and all rights, claims and causes of action it may have against Seller or any of its affiliates or Buyer or any of its affiliates, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.

          13.5.7. No person entitled to indemnification hereunder or otherwise to damages in connection with or with respect to the transactions contemplated in this Agreement shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could prejudice or otherwise adversely impact the ability of the person providing such indemnification or potentially liable for such damages to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding.

          13.5.8. Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.

          13.5.9. Each person entitled to indemnification hereunder or otherwise to damages in connection with the transactions contemplated in this Agreement shall take all

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reasonable steps to mitigate all losses, costs, expenses and damages after becoming aware of any event or circumstance that could reasonably be expected to give rise to any losses, costs, expenses and damages that are indemnifiable or recoverable hereunder or in connection herewith.

          13.5.10. THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

          13.5.11. Neither Seller nor Buyer shall have any obligation or liability under this Agreement or in connection with or with respect to the transactions contemplated in this Agreement for any breach, misrepresentation or noncompliance with respect to any representation, warranty, covenant, indemnity or obligation (a) if such breach, misrepresentation or noncompliance shall have been waived by the other party or (b) if such other party had knowledge of the relevant facts at or before Closing; provided that Buyer shall not be deemed to have waived any claim for any misrepresentation by Seller with respect to any misrepresentations asserted by Buyer in writing at or before Closing.

     13.6.  WAIVER OF REPRESENTATIONS.

          13.6.1. THE EXPRESS REPRESENTATIONS OF SELLER CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1 ARE EXCLUSIVE AND ARE IN LIEU OF, ANY OTHER REPRESENTATION OR WARRANTY WITH RESPECT TO THE ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, OR OTHER CONDITION OF THE PROPERTIES; OR THE OWNERSHIP OR OPERATION OF THE PROPERTIES OR ANY PART THEREOF.

          13.6.2. EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS

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AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION
9.2.1, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, (I) ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED OR STATUTORY AND (II) ANY STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER, INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF SELLER, ANY ENGINEER OR ENGINEERING FIRM OR ANY OTHER AGENT, CONSULTANT OR REPRESENTATIVE.

          13.6.3. SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY LIABILITY OR RESPONSIBILITY FOR, (I) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES, IF ANY, OF OIL, GAS OR OTHER HYDROCARBONS IN OR UNDER THE OIL AND GAS PROPERTIES; AND (II) ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF ANY OF THE PROPERTIES OR ANY PART THERETO.

          13.6.4. EXCEPT FOR THE EXPRESS REPRESENTATIONS CONTAINED IN THIS AGREEMENT AND IN THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1 THE ITEMS OF PERSONAL PROPERTY, EQUIPMENT, IMPROVEMENTS, FIXTURES AND APPURTENANCES CONVEYED AS PART OF THE PROPERTIES ARE SOLD, AND BUYER ACCEPTS SUCH ITEMS "AS IS, WITH ALL FAULTS."

          13.6.5. THERE ARE NO WARRANTIES THAT EXTEND BEYOND THE FACE OF THIS AGREEMENT AND THE CERTIFICATE TO BE DELIVERED PURSUANT TO SECTION 9.2.1.

          13.6.6. BUYER ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 13.6 ARE CONSPICUOUS.

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     13.7. YEAR 2000 COMPLIANCE. Seller does not make, and expressly disclaims, any representation or warranty regarding whether or not any software, hardware, equipment, goods or systems utilized by Seller in connection with the ownership or operation of any portion of the Properties (or any reporting with respect thereto), any other owner or operator of any portion of the Properties or any person who provides goods or services to Seller or any other person with respect to the ownership or operation of the Properties will properly perform date sensitive functions before, during or after the year 2000, and Buyer waives any such representation or warranty.

14.  FURTHER ASSURANCES.

     14.1. GENERAL. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

     14.2. FILINGS, NOTICES AND CERTAIN GOVERNMENTAL APPROVALS. Promptly after Closing Buyer shall (a) record the assignments of the Properties executed at the Closing in all applicable real property records, (b) send notices to vendors supplying goods and services for the Properties of the assignment of the Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) actively pursue the unconditional approval by all applicable governmental authorities of the assignment of the Properties to Buyer and the designation of Buyer as the operator thereof, and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Properties to Buyer, and the assumption of the liabilities assumed by Buyer hereunder, and that shall not have been obtained prior to Closing.

     14.3. LOGOS AND NAMES. As soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Properties.

15. ACCESS BY SELLER AFTER CLOSING. After the Closing Date, Seller and its authorized representatives shall have reasonable access (at Seller's sole cost and expense) during Buyer's normal business hours to (i) all books and records of Buyer pertaining to the Properties for periods prior to the Closing Date and
(ii) the Properties for the purpose of prosecuting or

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defending claims, lawsuits or other proceedings, for audit purposes, or to comply with legal process, rules, regulations or orders of any governmental authority. Seller, at its sole expense, may copy such records that it deems appropriate. Buyer agrees to maintain such books and records for a minimum of six years after Closing. Seller may retain a copy, at its expense, of any of the Data.

16. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed to have be given when actually received by the following recipients:

To Seller:         Nuevo Energy Company
                   Suite 1650, 1331 Lamar
                   Houston, Texas 77010-3039
                   Attention: Douglas L. Foshee, President
                   Telecopier: 713.756.1744

With a copy to:    Roland E. Sledge, Esq.
                   Torch Energy Advisors Incorporated
                   Suite 1600, 1221 Lamar
                   Houston, Texas 77010
                   Telecopier: 713.665.1711

To Buyer:          Samson Lone Star Limited Partnership
               Two West Second Street
                   Tulsa, Oklahoma 74103
                   Attention: Doug Jacobson
                   Telecopier: 918.591.1757

With a copy to:    Samson Lone Star Limited Partnership
               Two West Second Street
                   Tulsa, Oklahoma 74103
                   Attention: Jack Canon
                   Telecopier: 918.591.1718

"Business Day" shall mean a day other than Saturday or Sunday or any legal holiday for commercial banking institutions under the laws of the State of Texas.

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17.  ASSIGNMENT.  Neither Seller nor Buyer may assign its rights or delegate its duties or obligations arising under this Agreement, in whole or in part, by operation of law or otherwise, before or after Closing, without the prior written consent of the other party.

18. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without giving effect to any principles of conflicts of laws.

19. EXPENSES AND FEES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expense of its counsel, accountants and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Buyer shall be responsible for the cost of all fees for the recording of transfer documents and any sales, transfer, stamp or other excise taxes resulting from the transfer of the Properties to Buyer. All other costs shall be borne by the party incurring such costs.

20. INTEGRATION. This Agreement, including the Exhibit, and the other agreements to be entered into by the parties under the provisions of this Agreement and the Confidentiality Agreement dated July 29, 1998, executed by Buyer and the Advisor (the "Confidentiality Agreement") set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.

21. WAIVER OR MODIFICATION. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of Buyer and Seller, or, in the case of a waiver or consent, by or on behalf of the party or parties waiving compliance or giving such consent. The failure of any party at any time or times to require performance of any provision of this Agreement shall not affect its right at a later time to enforce such provision. No waiver by any party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

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22. HEADINGS. The Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

23. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

24. WAIVER OF JURY TRIAL. SELLER AND BUYER HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN.

25. MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In addition, this Agreement may be executed in a number of counterparts, any one of which may contain the execution of either Buyer or Seller, and all of such counterparts taken together shall constitute one completely executed original agreement.

26.  PUBLIC ANNOUNCEMENTS.    Buyer and Seller agree that prior to making any
public announcement or statement with respect to the transaction contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto and exercise its best efforts to (a) agree upon the text of a joint public announcement or statement to be made by both Buyer and Seller or (b) obtain approval of the other party hereto the text of a public announcement or statement to be made solely by Seller or Buyer, as the case may be. Nothing contained in this section shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transaction contemplated by this Agreement to any state or federal governmental authority or agency to the extent required by applicable law or by any applicable rules, regulations or orders of any governmental authority or agency having jurisdiction or necessary to comply with disclosure requirements of the New York Stock Exchange or any applicable securities laws.

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27.  ARBITRATION.

        27.1. BINDING ARBITRATION. On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

        27.2. GOVERNING RULES. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

        27.3. ARBITRATORS. Any arbitration shall be conducted before one arbitrator. The arbitrator shall be a practicing or retired attorney licensed to practice in the State of Texas who is knowledgeable in the subject matter of the Dispute selected by agreement between the parties hereto. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the AAA to select an arbitrator. The arbitrator may engage engineers, accountants or other consultants that the arbitrator deems necessary to render a conclusion in the arbitration proceeding.

        27.4. CONDUCT OF ARBITRATION. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrator shall make specific written findings of fact and conclusions of law. The arbitrator shall have the power to award recovery of all costs and fees to the prevailing party. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law.

        27.5. COSTS OF ARBITRATION. All fees of the arbitrator and any engineer, accountant or other consultant engaged by the arbitrator, shall be paid by Buyer and Seller equally unless otherwise awarded by the arbitrator.

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   EXECUTED as of the date first set forth above.

                        SAMSON LONE STAR LIMITED PARTNERSHIP
                        by its sole general partner, Samson Resources Company


                        By:
                           ------------------------------------------------
                             Douglas Jacobson
                             Attorney-in-Fact

                        NUEVO ENERGY COMPANY


                        By:
                           ------------------------------------------------
                             Douglas L. Foshee
                             President

Samson Investment Company, a Nevada corporation, unconditionally guarantees the prompt payment and performance of each and every obligation of Buyer under this Agreement and each and every agreement or instrument executed by Buyer in connection with this Agreement.

                        SAMSON INVESTMENT COMPANY



                        By:
                           ------------------------------------------------
                             Douglas Jacobson
                             Senior Vice President

                                                                    Confidential

                                    ANNEX I

                            TITLE TO THE PROPERTIES



1. DEFINITIONS. This Annex I incorporates the defined terms contained in the Agreement and also includes the following definitions:

        1.1. "Allocated Value" means the value allocated to each Oil and Gas Property as set forth on the Exhibit, reflecting the portion of the Purchase Price associated with each Oil and Gas Property.

        1.2. "Liens" means any encumbrance, lien, security interest, claim or burden.

        1.3. "Marketable Title" means such title as (a) will enable Buyer, as Seller's successor in title, to receive from a particular Oil and Gas Property at least the "Net Revenue Interest" for the Oil and Gas Properties set forth on the Exhibit as being associated with such Oil and Gas Property, without reduction, suspension or termination throughout the productive life of Wells located on the Oil and Gas Properties, except for any reduction, suspension or termination caused by Buyer, that arises as a result of Permitted Encumbrances or set forth in the Exhibit; (b) will obligate Buyer, as Seller's successor in title, to bear no greater "Working Interest" than the Working Interest for each of the Oil and Gas Properties identified on the Exhibit as being associated with such Oil and Gas Property, without increase throughout the productive life of such Well, except for any increase caused by Buyer, that arises as result of Permitted Encumbrances or set forth in the Exhibit; and (c) is free and clear of all Liens, except for Permitted Encumbrances.

        1.4.  "Notice Date" means November 25, 1998.

        1.5. "Permitted Encumbrances" means (a) Liens securing payments to mechanics and materialmen, payments of taxes or claims arising by statute to secure or protect any other payment obligation that are, in each case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business; (b) any matter specifically

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disclosed on the Exhibit; (c) Title Defects that Buyer fails to assert in accordance with the provisions of this Annex prior to the Notice Date; (d) consents to assignment by a governmental authority that are obtained by the Closing Date or that are customarily obtained after the consummation of transactions of the nature contemplated in this Agreement; (e) Liens held by Beauregard Corporation to be released at Closing; and (f) other minor defects or irregularities of title affecting any portion of any Oil and Gas Property that individually or in the aggregate do not materially interfere with the operation, value or use of any Oil and Gas Property.

        1.6. "Title Defect" means any Lien or other matter, other than a Permitted Encumbrance or matter specifically waived by Buyer in writing, that is identified by Buyer on or before the Notice Date, and that renders title to a Oil and Gas Property (or any portion thereof) less than Marketable Title; provided that any such individual Lien or such other matter has a value of $10,000 or less shall not be considered to be a Title Defect.

        1.7. "Title Defect Amount" means, with respect to any reduction of the Net Revenue Interest set forth in the Exhibit for any Oil and Gas Property, an amount calculated by multiplying the reduction in Net Revenue Interest by the Allocated Value of such Oil and Gas Property; with respect to any increase in the Working Interest set forth in the Exhibit for any Oil and Gas Property, an amount calculated by multiplying the increase in the Working Interest by the lease operating and capital expense items as shown in the Report over the life of such Oil and Gas Property; and with respect to any Title Defect that does not cause the Net Revenue Interest set forth in the Exhibit for an Oil and Gas Property to decrease or cause the Working Interest set for in the Exhibit for any Oil and Gas Property to increase, an amount determined by evaluating the portion of the Oil and Gas Property affected by such Title Defect, the legal effect of the Title Defect, and the potential economic effect of the Title Defect over the life of the Oil and Gas Property affected. The Title Defect Amount as to any particular Oil and Gas Property, however, shall never exceed the Allocated Value therefor.

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2. TITLE PROCEDURE.

        2.1. NOTICE OF TITLE DEFECTS. On or before the Notice Date, Buyer shall notify Seller of any Title Defect affecting an Oil and Gas Property discovered by Buyer. The notice shall be in writing and shall describe the alleged Title Defect, specify the Oil and Gas Property affected and set forth Buyer's assessment of the Title Defect Amount.

        2.2. SELLER'S ELECTION TO CURE. Seller may notify Buyer in writing on or before the Closing Date that it elects to cure the alleged Title Defect. If Seller has elected to cure the Title Defect, then Seller shall use commercially reasonable efforts to cure such Title Defect during a period ending sixty days after Closing (the "Cure Period").

        2.3. UNCURED TITLE DEFECTS. If at the Closing Date, a Title Defect identified by Buyer pursuant to Section 2.1 of this Annex I remains uncured and Seller has not notified Buyer of its election to cure such Title Defect, then the Purchase Price to be paid at the Closing shall be reduced by an amount equal to the Title Defect Amount. There shall not be any reduction of the Purchase Price at Closing for any Title Defects that Seller has elected to cure or has disputed. If after the Cure Period, a Title Defect that Seller has elected to cure remains uncured, then the Purchase Price shall be reduced in the Final Settlement Statement by an amount equal to the Title Defect Amount.

3. DISPUTE RESOLUTION. If a Dispute exists as to whether a matter referred to in any notice furnished by Buyer to Seller pursuant to Section 2.1 of this Annex I constitutes a Title Defect, whether a Title Defect has been cured, or the amount of any Title Defect Amount, either Buyer or Seller may request arbitration of such dispute.

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                                   ANNEX II

                             CERTIFICATE OF SELLER


Pursuant to the Agreement for Purchase and Sale ("Agreement") dated October 16, 1998, by and between Nuevo Energy Company ("Seller") and Samson Lone Star Limited Partnership ("Buyer"), Seller hereby represents, warrants and affirms to Buyer as follows:

        1. Seller has performed and complied in all material respects with each of the covenants and conditions required by the Agreement to be performed or complied with by it before or at the time of execution of this Certificate; and

        2. Each of the representations and warranties made by Seller under the Agreement are true and correct as of the date hereof except for (a) changes specifically contemplated by the Agreement, (b) inaccuracies in such representations and warranties deemed to be waived by Buyer pursuant to the terms of the Agreement and (c) inaccuracies set forth in the Schedule attached to this Certificate.

This Certificate is executed this _____ day of _______________, 1998.


                        Nuevo Energy Company


                        By:_________________________________________________

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                                   ANNEX III

                             CERTIFICATE OF BUYER


Pursuant to the Agreement for Purchase and Sale ("Agreement") dated October 16, 1998, by and between Nuevo Energy Company ("Seller") and Samson Lone Star Limited Partnership ("Buyer"), Buyer hereby represents, warrants and affirms to Seller as follows (capitalized terms used in this Certificate have the meanings ascribed to such terms in the Agreement):

        1. Buyer has performed and complied in all material respects with each of the covenants and conditions required by the Agreement to be performed or complied with by it before or at the time of execution of this Certificate.

        2. Each of the representations and warranties made by Buyer under the Agreement are true and correct as of the date hereof except for (a) changes specifically contemplated by the Agreement, (b) inaccuracies in such representations and warranties deemed to be waived by Seller pursuant to the terms of the Agreement and (c) inaccuracies set forth in the Schedule attached to this Certificate.

        3. Buyer has been afforded an opportunity to (a) examine the Properties and such materials as it has requested to be provided to it by Seller, (b) discuss with representatives of Seller such materials and the nature and operation of the Properties and (c) investigate the condition, including subsurface condition, of the Oil and Gas Properties and Surface Contracts and the condition of the Equipment. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Equipment and the other Properties and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and not on any comments or statements of any representatives of, or consultants or advisors engaged by, Seller or the Advisor.

        This Certificate is executed this _____ day of __________, 1998.

                        SAMSON LONE STAR LIMITED PARTNERSHIP
                        by its sole general partner, Samson Resources Company

                        By:______________________________________________

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                                   ANNEX IV

                          ASSIGNMENT AND BILL OF SALE


THE STATE OF TEXAS

COUNTY OF ________


This Assignment and Bill of Sale ("Assignment") is executed and delivered by NUEVO ENERGY COMPANY, a Delaware corporation ("Assignor"), to SAMSON LONE STAR LIMITED PARTNERSHIP, a Texas limited partnership ("Assignee").

Assignor, for valuable considerations, the receipt and sufficiency of which are hereby acknowledged, does by these presents GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER unto Assignee the undivided interest of Assignor set forth in the Exhibit in and to the following properties, other than the Excluded Assets (the "Properties"):

        A. OIL AND GAS PROPERTIES. All properties described on the Exhibit whether the interest of Seller in such properties is fee interests, leasehold interests, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, or other mineral rights, and any rights that arise by operation of law or otherwise in all properties and lands pooled, unitized, communitized or consolidated with such properties (the "Oil and Gas Properties").

        B. WELLS. All oil, condensate or natural gas wells and water and other types of injection wells located on the Oil and Gas Properties, whether producing, operating, shut-in or temporarily abandoned.

        C. SEVERED SUBSTANCES. All severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced

                                      -37-
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from the Oil and Gas Properties and either (a) in storage tanks on the Effective
Date, (b) in pipelines on the Effective Date or (c) sold on or after the Effective Date (the "Substances").

        D. SURFACE CONTRACTS. All right-of-way agreements or other agreements relating to the use or ownership of surface properties that are used or held for use for flow lines in connection with the production of Substances from the Oil and Gas Properties, including the rights-of-way agreements and other agreements described in the Exhibit (the "Surface Contracts").

        E. EQUIPMENT. All processing plants, pipelines and other equipment, fixtures and physical facilities of every type and description located on the Oil and Gas Properties or the Surface Contracts.

        F. INFORMATION AND DATA. All (a) title opinions, lease and land files, filings with and reports to regulatory agencies, gas and sales contract files, division order files and other books, files and records to the extent that they are directly related to Oil and Gas Properties and the transfer thereof is not prohibited by existing contractual obligations and (b) all geophysical, geological, engineering, exploration, production and other technical data, magnetic field recordings, digital processing tapes, field prints, summaries, reports and maps, whether written or in electronically reproducible form, that are in the possession of Seller to the extent that they are directly related to the Oil and Gas Properties.

        G. CONTRACTS. All contracts and arrangements that directly relate to the Properties and the production, storage, treatment, transportation, processing, purchase, sale, disposal or other disposition of Substances therefrom, and any and all amendments, ratifications or extensions of the foregoing, and all rights to make claims and receive proceeds under any insurance policy held by or on behalf of Assignor in connection with the Properties for any claim that arises from the Effective Date through the Closing Date in connection with the Properties, including the contracts described in the Exhibit (the "Contracts").

        H. PERMITS. All franchises, licenses, permits, approvals, consents, certificates and other authorizations and other rights granted by governmental authorities and all certificates of convenience or necessity, immunities, privileges, grants and other rights, that relate to the Properties or the ownership or operation of any thereof, including, without limitation, the permits described in the Exhibit.

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        I.  IMBALANCES.  All rights and benefits arising from or in connection with any gas production, pipeline, storage, processing or other imbalance attributable to Substances produced from Oil and Gas Properties existing on the Effective Date.

As used herein, "Excluded Assets" means the following:

        (1) all trade credits and all accounts, instruments and general intangibles (as such terms are defined in the Code) attributable to the Properties with respect to any period of time prior to the Effective Date;

        (2) all claims and causes of action of Assignor (i) arising from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date, (ii) arising under or with respect to any of the Contracts that is attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets;

        (3) all rights and interests of Assignor (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date;

        (4) all Substances produced and sold from the Oil and Gas Properties with respect to all periods prior to the Effective Date, together with all proceeds from or of such Substances;

        (5) all claims of Assignor for refunds of or loss carry forwards with respect to (i) production or any other taxes attributable to any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

        (6) all amounts due or payable to Assignor as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date;

        (7) all proceeds, income or revenues (and any security or other deposits made) attributable to (i) the Properties for any period prior to the Effective Date, or (ii) any Excluded Assets;

        (8) all personal computers and associated peripherals and all radio and telephone equipment;

                                                                    Confidential

        (9) all of Assignor's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

        (10) all of Assignor's interpretations of geological and geophysical data;

        (11) all documents and instruments of Assignor that may be protected by an attorney-client privilege;

        (12) all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets;

        (13) all (i) agreements and correspondence between Assignor and NationsBanc Montgomery Securities, Inc. (the "Advisor") relating to the transactions contemplated in this Agreement, (ii) lists of prospective purchasers for such transactions complied by either Assignor or the Advisor,
(iii) bids submitted by other prospective purchasers of the Properties, (iv) analyses by Assignor or the Advisor of any bids submitted by any prospective purchaser, (v) correspondence between or among Assignor or Advisor, or either of their respective representatives, and any prospective purchaser other than Buyer, (vi) correspondence between Assignor or Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of the Advisor or the transactions contemplated in this Agreement; and (vii) the Confidential Offering Memorandum dated July, 1998, prepared by the Advisor and circulated to prospective purchasers; and

        (14) the Escrow Agreement dated July 31, 1996, between Seller and Kerr-McGee Corporation and the Agreement for Purchase and Sale dated July 26, 1996 between Seller and Kerr-McGee Corporation.

TO HAVE AND TO HOLD all and singular the Properties, together with all rights, titles, interests, estates, remedies, powers and privileges thereunto appertaining unto Assignee and their respective successors, legal representatives and assigns forever, subject to the Permitted Encumbrances (as defined in the Agreement for Purchase and Sale dated October 16, 1998, between Assignee and Assignor (the "Agreement")). Assignor hereby binds itself, its successors, legal representatives and assigns, to warrant and forever defend the Properties unto

                                                                    Confidential

Assignee, their respective successors, legal representatives and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Assignor, but not otherwise.

In accordance with the terms of the Agreement, Assignee has assumed certain obligations and liabilities. A complete description of the obligations of Assignee are contained in the Agreement, and all such obligations are binding on the successors and assigns of Assignee.

This Assignment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same Assignment.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed on this, the _____ day of _______, 199__. This Assignment shall be effective at 7:00 a.m. at the location of the Properties on July 1, 1998 (the "Effective Date").



                        NUEVO ENERGY COMPANY



                        By:
                           ------------------------------------------
                        Name:
                             ----------------------------------------
                        Title:
                              ---------------------------------------



                        SAMSON LONE STAR LIMITED PARTNERSHIP
                        by its sole general partner, Samson Resources Company


                        By:
                           ------------------------------------------
                        Name:
                             ----------------------------------------
                        Title:
                              ---------------------------------------

                                                                    Confidential

ADDRESS OF ASSIGNOR:                ADDRESS OF ASSIGNEE:
Suite 1650, 1331 Lamar              Two West Second Street
Houston, Texas 77010                Tulsa, Oklahoma 74103

                                                                    Confidential

STATE OF TEXAS     (S)
                   (S)
COUNTY OF HARRIS   (S)

This instrument was acknowledged before me on December __, 1998, by _______________, ____________ of Samson Resources Company, a _____________
corporation, on behalf of said corporation, as the sole general partner of Samson Resources Limited Partnership, a Texas limited partnership.



                             -----------------------------------------
                             Notary Public in and for
                             The State of Texas
                             Name:
                                  ------------------------------------
                             My Commission Expires:
                                                   -------------------


STATE OF TEXAS     (S)
                   (S)
COUNTY OF HARRIS   (S)

This instrument was acknowledged before me on December __, 1998, by __________, Vice President of Nuevo Energy Company, a Delaware corporation, on behalf of said corporation.



                             -----------------------------------------
                             Notary Public in and for
                             The State of Texas
                             Name:
                                  ------------------------------------
                             My Commission Expires:
                                                   -------------------

                                      -43-